UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 4, 2013

Onvia, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-35164	91-1859172
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

509 Olive Way, Suite 400, Seattle, Washington 98101

(Address of principal executive offices)

(206) 282-5170

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On April 4, 2013, Onvia, Inc., a Delaware corporation (“Onvia”) entered into a First Amendment to Lease with GRE 509 Olive LLC for its corporate offices located at 509 Olive Way, Seattle, Washington 98101 (the “Amendment”). The Amendment, among other things, extends the lease term for an additional sixty-five (65) months with a new expiration date of April 30, 2021. In addition, the Amendment reduces the rental area of the premises to approximately 29,606 square feet, after surrender of 5,394 square feet 30 days after the execution of the Amendment. Onvia has an additional right to surrender up to 8,898 square feet on or after November 30, 2014 in exchange for the payment of a space reduction fee. The annual gross base rent begins at $26.50 per square foot and increases incrementally to $32.50 by the end of the lease term, with four months of abated rent. In addition to base rent, Onvia will be responsible for its proportionate share of annual incremental increases in the building’s operating expenses, insurance, and real estate taxes over the 2013 base year. Upon execution of the Amendment, Onvia provided a $100,000 security deposit, which will be increased to $125,000 on January 1, 2014 and $150,000 on January 2015. Onvia has a one-time right to terminate the amended lease in its entirety on or after December 1, 2017 in exchange for payment of a termination fee.

The above description is qualified in its entirety by reference to the full text of the Amendment, a copy of which is attached as Exhibit 10.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	First Amendment to Lease, dated as of April 4, 2013, by and between Onvia, Inc. and GRE 509 Olive LLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Onvia, Inc.

April 9, 2013	By:	/s/ Henry G. Riner
Henry G. Riner Chief Executive Officer & President

EXHIBIT INDEX

Exhibit No.	Description

10.1	First Amendment to Lease, dated as of April 4, 2013, by and between Onvia, Inc. and GRE 509 Olive LLC.

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